April 30, 2018

Each of the Borrowers listed

On Appendix I hereto

767 Fifth Avenue

New York, NY 10153

RE:	Fourth Amendment to Committed Line of Credit

Ladies and Gentlemen:

Pursuant to an amended and restated letter agreement dated January 28, 2015 (as amended from time to time, the “Loan Agreement”), State Street Bank and Trust Company (the “Bank”) has made available to each of the management investment companies registered under the Investment Company Act listed on Appendix I to the Loan Agreement (each a “Borrower”), each acting on behalf of itself or on behalf of one or more of its respective fund series from time to time listed on Appendix I to the Loan Agreement, as defined below (each such fund series, a “Fund”), a $100,000,000.00 committed, unsecured line of credit on a several basis (the “Committed Line”). The obligations of the Borrowers arising under the Committed Line are evidenced by an amended and restated promissory note in the original principal amount of $100,000,000.00 dated January 28, 2015 executed by each of the Borrowers, on behalf of its respective Funds, in favor of the Bank (the “Note”). Any capitalized term not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

The Borrowers have requested, and the Bank has agreed, to amend the Loan Agreement as set forth below. Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrowers and the Bank hereby agree as follows:

I.     Amendments to Loan Documents

Subject to the terms and conditions hereof, the Loan Documents are hereby amended as follows:

1.    Each of Baron Health Care Fund, Baron WealthBuilder Fund and Baron Real Estate Income Fund, newly established fund series of Baron Select Funds, and Baron Durable Advantage Fund, a newly established fund series of Baron Investment Funds Trust (each, a “New Fund”), is hereby added as a Fund for all purposes under the terms of the Loan Agreement and Note, and each of the Loan Agreement and Note is hereby deemed amended to reflect the foregoing. Baron Select Funds, for and on behalf of each of Baron Health Care Fund, Baron WealthBuilder Fund and Baron Real Estate Income Fund, and Baron Investment Funds Trust, for and on behalf of Baron Durable Advantage Fund, hereby agree to be bound by all of the terms and conditions of the Loan Documents as a Fund thereunder for all purposes as if it had been an original Fund party thereto.

Each of the Borrowers listed

on Appendix I attached hereto

April     , 2018

Page

2.    The Appendix I attached to the Loan Agreement, Note and the Appendix I (or other applicable schedule, appendix or exhibit designation), as applicable, attached to each other certificate, agreement or form executed and/or delivered in connection with the Loan Agreement which includes such an Appendix I (or other applicable schedule, appendix or exhibit designation) listing the Borrowers and Funds, is hereby deleted and the Appendix I attached hereto is substituted in each instance therefor, such revised Appendix I reflecting the addition of the New Funds as described in paragraph 1.

II.    Miscellaneous

1.    Other than as amended hereby, all terms and conditions of the Loan Agreement and all related Loan Documents are ratified and affirmed as of the date hereof and extended in order to give effect to the terms hereof.

2.     Each Borrower, for itself and on behalf of each of its Funds (including the New Funds), represents and warrants to the Bank as follows: (a) no Default or Event of Default has occurred and is continuing on the date hereof under the Loan Documents; (b) each of the representations and warranties of such Borrower contained in the Loan Agreement is true and correct in all material respects on and as of the date of this letter amendment; (c) the execution, delivery and performance of this letter amendment, and the Loan Documents, as amended hereby (collectively, the “Amended Loan Documents”): (i) are, and will be, within such Borrower’s or Fund’s power and authority, (ii) have been authorized by all necessary trust proceedings of such Borrower, (iii) do not, and will not, require the consent of any shareholders or other equity holders of such Borrower or Fund or the approval or consent of, or any notice to or filing with, any governmental authority other than those which have been received, (iv) will not contravene any provision of, or exceed any limitation contained in, the agreement and declaration of trust, by-laws and/or other organizational documents of such Borrower or Fund or its Prospectus or any judgment, decree or order or any law, rule or regulation applicable to such Borrower or Fund, including, without limitation, the Investment Company Act, (v) do not constitute a violation of, or a default under, any other agreement, order or undertaking binding on such Borrower or Fund, and (vi) do not require the consent or approval of any obligee or holder of any instrument relating to any Indebtedness of such Borrower or Fund or consent or approval of any other party other than for those consents and approvals which have been received; and (d) this letter agreement has been duly executed and delivered by each Borrower and each of the Amended Loan Documents constitutes the legal, valid, binding and enforceable obligation of such Borrower and each such Fund, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3.    Upon receipt of a fully executed copy of this letter amendment and such other documents or instruments as the Bank may reasonably request, this letter amendment shall constitute an amendment to the Loan Agreement to be governed by the laws of the State of New York.

4.    This letter amendment may be executed in counterparts each of which shall be deemed to be an original document.

Information Classification: Limited Access

Each of the Borrowers listed

on Appendix I attached hereto

April     , 2018

Page

[Remainder of Page Intentionally Left Blank.]

Information Classification: Limited Access

If the foregoing is acceptable to you, please have an authorized officer of each of the Borrowers execute this letter amendment below where indicated and return the same to the undersigned.

Very truly yours,

STATE STREET BANK AND TRUST COMPANY, as Bank

By:	/s/ Karen A. Gallagher
Name:	Karen A. Gallagher
Title:	Managing Director

Acknowledged and Accepted:

EACH OF THE BORROWERS LISTED

ON APPENDIX I HERETO,

for itself or on behalf of each of its respective

portfolio series listed on Appendix I hereto

severally and not jointly

By:	/s/ Patrick M. Patalino
Name:	Patrick M. Patalino
Title:	General Counsel

Acknowledged:

STATE STREET BANK AND TRUST COMPANY,

as Custodian

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

APPENDIX I

List of Borrowers and Funds

Baron Investment Funds Trust,	Applicable Percentage
on behalf of each of:

Baron Asset Fund	5.00%
Baron Discovery Fund	5.00%
Baron Fifth Avenue Growth Fund	5.00%
Baron Growth Fund	5.00%
Baron Durable Advantage Fund	5.00%
Baron Opportunity Fund	5.00%
Baron Small Cap Fund	5.00%

Baron Select Funds,
on behalf of each of:
Baron Emerging Markets Fund	5.00%
Baron Energy and Resources Fund	5.00%
Baron Focused Growth Fund	5.00%
Baron Global Advantage Fund	5.00%
Baron Health Care Fund	5.00%
Baron International Growth Fund	5.00%
Baron Real Estate Fund	5.00%
Baron Real Estate Income Fund	5.00%
Baron WealthBuilder Fund	5.00%